Exhibit 99.1

Virtual Radiologic Corp. Announces First Quarter 2009 Financial Results

Reports First Quarter Revenue up 23 Percent to $28.6 Million;
Adjusted EBITDA up 40 Percent to $5.6 Million

MINNEAPOLIS--(BUSINESS WIRE)--April 27, 2009--Virtual Radiologic Corp. (NASDAQ: VRAD), a leading global provider of teleradiology services, today reported financial results for its first quarter ended March 31, 2009.

First Quarter Highlights

  Revenue up 23% to $28.6 million
  Read volume up 30% to 613,000
  Adjusted EBITDA(1) up 40% to $5.6 million and 20% of revenue
  Adjusted net income(2) of $2.5 million; Adjusted diluted earnings per share(3) (EPS) of $0.15
  GAAP net income of $1.4 million; GAAP diluted EPS of $0.09
  Cash and investments totaled $33.1 million; the Company has no debt

“In an extremely challenging economic environment, we delivered strong revenue growth and improved profitability, which speaks to the strength of our business model,” said Rob Kill, Virtual Radiologic’s president and chief executive officer. “We believe that continued focus on executing our strategy will enable us to deliver results that create long term shareholder value.”

First Quarter Results

Total revenue increased 23% to $28.6 million for the quarter ended March 31, 2009, compared to $23.3 million for the quarter ended March 31, 2008. The increase in revenue over the first quarter of 2008 resulted primarily from a 25% increase in the number of hospitals and medical facilities served to 1,050 as of March 31, 2009, representing approximately 17% of all hospitals in the United States.

Adjusted EBITDA increased 40% to $5.6 million for the quarter ended March 31, 2009, compared to $4.0 million for the quarter ended March 31, 2008. This increase resulted primarily from the growth in total revenue along with a decrease in professional services expense as a percentage of revenue and was partially offset by a corresponding increase in sales, general and administrative expenses.

Adjusted net income was $2.5 million for the quarter ended March 31, 2009, compared to $1.9 million for the quarter ended March 31, 2008. This resulted in Adjusted diluted EPS of $0.15 and for the quarter ended March 31, 2009, and $0.11 for the quarter ended March 31, 2008.

GAAP net income was $1.4 million for the quarter ended March 31, 2009, compared to $2.0 million for the quarter ended March 31, 2008, resulting in diluted earnings per share of $0.09 and $0.12, respectively.

Conference Call Information

The Company will be hosting a conference call April 27, 2009 at 4:30 p.m. Eastern Time to discuss these results and provide a general business update. Participants can access the call by dialing (877) 723-9520 (within the United States and Canada), or (719) 325-4833 (outside the United States and Canada). A live webcast of the conference call will be available on the Company’s corporate web site at http://ir.virtualrad.com under “Events and Presentations.” A replay of the call will be available from 7:30 p.m. Eastern Time on Monday, April 27, through midnight on Wednesday, May 27, 2009. To access the replay dial (888) 203-1112 or (719) 457-0820 and use passcode 2149019.

About Virtual Radiologic

Virtual Radiologic Corporation (http://www.virtualrad.com) provides teleradiology solutions to radiology practices and medical centers throughout the United States and internationally. Utilizing market-leading, proprietary workflow technology, Virtual Radiologic’s predominantly U.S.-based physicians perform preliminary and final read interpretations for emergent and non-emergent needs - day or night, 365 days a year. Virtual Radiologic's American Board of Radiology-certified radiologists are collectively licensed in all 50 states. Virtual Radiologic is Joint Commission-certified and serves 625 clients, supporting 1,050 medical facilities.

Safe Harbor for Forward-Looking and Cautionary Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, in particular, statements about our plans, objectives, strategies and prospects regarding, among other things, our business and results of operations. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Virtual Radiologic Corporation to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. For examples of such risks and uncertainties, please see our Annual Report on form 10-K, as well as our other filings with the Securities and Exchange Commission. Virtual Radiologic Corporation undertakes no duty to update these forward-looking statements due to new information or as a result of future events.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company records its results of operations in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In addition, the Company is providing certain supplemental non-GAAP information which the Company believes to be an important indicator of its financial performance. These financial measures are not financial measures under GAAP and the Company’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies. The Company uses the following non-GAAP financial measures:

  Adjusted EBITDA – operating income excluding the effects of depreciation and amortization, non-cash stock-based compensation expense and medical malpractice loss reserves (other than specific case reserves);
  Adjusted net income – net income excluding the effects of non-cash stock-based compensation, net of tax, and medical malpractice loss reserves (other than specific case reserves), net of tax; and
  Adjusted diluted earnings per share – Adjusted net income divided by weighted average diluted shares outstanding.

The Company presents these non-GAAP financial measures because it believes that they are a useful indicator of its performance and on-going operations. The Company’s management also uses these non-GAAP financial measures in order to review and assess its operating performance and its management team in connection with certain incentive programs and the preparation of its financial projections. In addition, the Company believes that these non-GAAP financial measures are useful to investors because such measures are frequently used by securities analysts to measure a company’s operating performance without regard to certain items, such as income tax expense, interest expense and depreciation and amortization, which can vary substantially from company to company.

Adjusted EBITDA, Adjusted net income and Adjusted diluted earnings per share are not measurements of the Company’s financial performance under GAAP and should not be considered as an alternative to operating income, net income, earnings per share or any other performance measures derived in accordance with GAAP.

(1) Adjusted EBITDA consists of operating income excluding the effects of depreciation and amortization, non-cash stock-based compensation expense and medical malpractice loss reserves (other than specific case reserves). See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to Adjusted EBITDA.

(2) Adjusted net income consists of net income excluding the effects of non-cash stock-based compensation, net of tax, and medical malpractice loss reserves (other than specific case reserves), net of tax. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to Adjusted net income.

(3) Adjusted diluted earnings per share consists of Adjusted net income divided by weighted average diluted shares outstanding. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to Adjusted diluted earnings per share.

VIRTUAL RADIOLOGIC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008

Revenue	$28,568	$23,320

Operating costs and expenses
Professional services	13,766	10,367
Sales, general and administrative	11,066	8,735
Depreciation and amortization	1,450	855
Total operating costs and expenses	26,282	19,957

Operating income	2,286	3,363

Other income (expense)
Interest income	57	176
Interest expense	(1)	-
Total other income (expense)	56	176

Income before income tax expense	2,342	3,539

Income tax expense	950	1,535
Net income	1,392	2,004

Non-controlling interest expense	-	4

Net income attributable to Virtual Radiologic	$1,392	$2,000

Earnings per common share
Basic	$0.09	$0.12
Diluted	$0.09	$0.12
Weighted average common shares outstanding
Basic	15,863	16,616
Diluted	16,240	17,268

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Adjusted EBITDA(1)	$5,614	$4,005
Adjusted net income(1)	$2,509	$1,883
Adjusted diluted earnings per share(1)	$0.15	$0.11

(1) See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to the non-GAAP financial measures presented in this table.

VIRTUAL RADIOLOGIC CORPORATION

SUPPLEMENTAL INFORMATION AND NON-GAAP RECONCILIATIONS
(Unaudited)
(in thousands, except per share data)

The following table reconciles the GAAP financial measure of Operating income to the non-GAAP supplemental financial measure of Adjusted EBITDA which excludes the effects of depreciation and amortization, non-cash stock-based compensation expense and medical malpractice loss reserves (other than specific case reserves).

	Three Months Ended
	March 31,
	2009	2008

Reconciliation of Operating income to Adjusted EBITDA:

Operating income	$2,286	$3,363
Depreciation and amortization	1,450	855
Physician non-cash stock-based compensation	(143)	(495)
Employee non-cash stock-based compensation	721	282
Medical malpractice loss reserves(1)	1,300	-
Adjusted EBITDA	$5,614	$4,005

(1) Medical malpractice loss reserves exclude specific case reserves.

The following table reconciles the GAAP financial measure of Net income to the non-GAAP supplemental financial measure of Adjusted net income which excludes non-cash stock-based compensation expense, net of tax, and medical malpractice loss reserves (other than specific case reserves), net of tax, and presents the related Adjusted diluted earnings per share.

	Three Months Ended
	March 31,
	2009	2008

Reconciliation of Net income to Adjusted net income:

Net income	$1,392	$2,004
Physician non-cash stock-based compensation, net of tax	(85)	(281)
Employee non-cash stock-based compensation, net of tax	429	160
Medical malpractice loss reserves, net of tax(1)	773	-
Adjusted net income	$2,509	$1,883

Adjusted diluted earnings per share	$0.15	$0.11

(1) Medical malpractice loss reserves exclude specific case reserves.

VIRTUAL RADIOLOGIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS AND SELECTED OPERATING DATA
(Unaudited)

	As of March 31,	As of December 31,
	2009	2008
	(in thousands)

Cash and cash equivalents	$22,955	$19,180
Short-term investments	10,136	10,136
Accounts receivable, net	17,989	17,383
Other current assets	5,556	4,826
Non-current assets	22,701	19,476
Total assets	$79,337	$71,001

Current liabilities	$15,532	$12,506
Non-current liabilities	4,944	1,978
Total liabilities	20,476	14,484
Total stockholders' equity	58,861	56,517
Total liabilities and stockholders' equity	$79,337	$71,001

	As of March 31,
	2009	2008
Affiliated radiologists providing services	134	116
Customers	625	491
Hospitals and other medical facilities served	1,050	838

	Three Months Ended
	March 31,
	2009	2008

Total reads	613,117	470,694
Percentage growth over prior year period	30%	34%
Same site volume growth(1)	2%	15%
Percentage of read revenue from final reads	27%	23%

(1) Same-site volume growth is calculated as the percentage increase in the number of reads over the comparable prior year period generated by a facility that has been under contract for at least three months at the beginning of the measurement period and remains a customer throughout that period.

CONTACT:
Virtual Radiologic Corporation
http://www.virtualrad.com
Mollie O’Brien, 952-595-1196
Director, Investor and Public Relations
mollie.obrien@virtualrad.com